UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 29, 2013

(Date of earliest event reported)

LABORATORY CORPORATION OF AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 29, 2013, Laboratory Corporation of America Holdings issued a press release announcing that it has priced its offering of $700 million in senior notes. The offering consists of two tranches: $400,000,000 aggregate principal amount of 2.50% Senior Notes due 2018 (the “2018 Notes”) and $300,000,000 aggregate principal amount of 4.00% Senior Notes due 2023 (the “2023 Notes,” and together with the 2018 Notes, the “Notes”). The Notes will bear interest from November 1, 2013, payable semi-annually on May 1 and November 1, commencing on May 1, 2014. The closing of the offering is expected to occur on November 1, 2013, subject to the satisfaction of customary closing conditions. The Notes will be senior unsecured obligations and will rank equally with LabCorp’s existing and future senior unsecured debt. A copy of the press release is being furnished with this Form 8-K as Exhibit 99.1.

LabCorp intends to use the net proceeds of this offering to repay all or a portion of the outstanding borrowings under its existing credit facility dated December 21, 2011, and for general corporate purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.

Item 9.01	Financial Statements and Exhibits

(d)

Exhibit 99.1	Press Release dated October 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings

Date: October 29, 2013	By:	/s/ F. Samuel Eberts III
F. Samuel Eberts III
Chief Legal Officer and Secretary